Exhibit 99(e)

DISTRIBUTION AGREEMENT

     This Agreement is made as of the 1st day of April, 2008 between Hilliard-Lyons Government Fund, a Maryland corporation (the “Company”), and J.J.B. Hilliard, W.L. Lyons, LLC, a Kentucky corporation (“Distributor”).

     WHEREAS, the Company is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

     WHEREAS, the Company desires to appoint Distributor as its distributor to provide for the sale and distribution of the shares of Common Stock, $0.01 par value, of the Company (“Common Stock”), and Distributor is willing to render such services.

     NOW, THEREFORE, for and in consideration of the premises and the covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

     1. Except as otherwise provided herein, the Company hereby appoints the Distributor as its exclusive agent to sell and distribute shares of Common Stock of the Company at the net asset value thereof as described and set forth in the current prospectus of the Company, and Distributor accepts such appointment and agrees to render the services and perform the duties set forth in this Agreement without further compensation. The Distributor may make sales of the shares of Common Stock of the Company directly to the public or to or through dealers. The compensation of any such dealers shall be the responsibility of Distributor.

     2. Notwithstanding the foregoing appointment, the Company may distribute its shares directly to investors upon such terms and conditions as the Company may determine, whether in connection with the reinvestment of distributions or the exercise of any exchange privilege or otherwise.

     3. In performing its duties as Distributor, Distributor will act in conformity with the Articles of Incorporation, By-Laws and prospectus of the Company and with the instructions and directions of the Company’s Board of Directors (the “Board”) and the requirements of the Securities Act of 1933, the 1940 Act and all other applicable Federal and state laws and regulations.

     4. Distributor will hold itself available to receive orders for the purchase of Common Stock and will accept or reject such orders on behalf of the Company in accordance with the provisions of the prospectus, and will transmit such orders as are so accepted to the Company’s transfer agent as promptly as possible. In addition, the Distributor shall undertake such advertising and promotion as it deems reasonable in connection with the solicitation of orders.

     5. The Distributor shall enter into written agreements with banks, broker/dealers and other financial institutions, based on such form(s) of selling group agreements as may be approved by the Board from time to time. The Distributor also may enter into such agreements based on such additional forms of agreement as it deems appropriate, provided that the Distributor determines that the Company’s responsibility or liability to any person on account of any acts or statements of any such selling agent under any such selling group agreement do not exceed its responsibility or liability under the form(s) approved by the Board, and provided further that the Distributor determines that the overall terms of any such selling group agreement are not materially less advantageous to the Company than the overall terms of the form(s) approved by the Board. In entering into and performing such agreements, the Distributor shall act as principal and not as agent for the Company.

     6. Distributor shall not be obligated to sell any certain number of shares of the Company’s Common Stock.

     7. The sale of the Company’s shares may be suspended with or without prior notice whenever in the judgment of the Company it is in its best interest to do so. In addition, whenever in their judgment such action is warranted by unusual market, economic or political conditions, or other circumstances, the Company’s officers may decline to accept any orders for, or make any sales of shares until such time as they deem advisable to accept orders and make sales.

     8. Neither the Distributor nor any other person is authorized by the Company to give any information or to make any representation relative to the Company’s shares other than those contained in the Registration Statement or prospectus filed with the Securities and Exchange Commission as the same may be amended from time to time or in any supplemental information to said prospectus approved by the Company. The Distributor agrees that any other information or representation other than those specified above which it or any dealer or other person who purchases shares through the Distributor may make in connection with the offer or sale of shares, shall be made entirely without liability on the part of the Company. No person or dealer other than the Distributor shall be deemed to be authorized hereby to act as agent for the Company for any purpose. The Distributor agrees that in offering or selling shares as agent of the Company it will in all respects duly conform to all applicable state and federal laws and the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), including its Code of Conduct. The Distributor will submit to the Company copies of all advertisements, brochures, shareholder communications and other sales literature (collectively, “Sales Literature”) relating to the Company before using the same and will not use any such Sales Literature if disapproved by the Company.

     9. The Distributor will bear the cost of all sales and promotional expenses, including the expenses of printing all Sales Literature and prospectuses, other than those utilized for regulatory purposes and those furnished from time to time to existing shareholders of the Company. The Distributor shall be responsible for reviewing and providing advice on Sales Literature and shall file with FINRA or the appropriate regulators all such materials as required under such laws and regulations.

     10. This Agreement shall continue in effect for two years from the date of its execution and thereafter for successive periods of one year each if such continuance is specifically approved as required by the 1940 Act, currently, at least annually by the Board or by a vote of a majority of the outstanding voting securities of the Company and only if the terms and the renewal hereof have been approved by the vote of a majority of the Directors of the Company who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of such party (the “Independent Directors”) cast in person at a meeting called for that purpose). This Agreement may be terminated upon 60 days written notice by the Company and/or the Distributor.

     11. This Agreement may not be assigned by the Distributor and shall automatically terminate in the event of an assignment as defined in the 1940 Act; provided, however, that the Distributor may employ such other person, persons, or corporations as it shall determine, in order to assist it in carrying out this Agreement.

     12. The Company agrees to indemnify the Distributor and its officers, directors and controlling persons (within the meaning of the federal securities laws), for any liability and expenses, including reasonable attorneys’ fees, which may be sustained by any of the indemnitees as a result of: (i) any untrue statement or alleged untrue statement of a material fact contained in the Company’s Registration Statement with respect to the Common Stock; (ii) any omission or alleged omission to state a material fact required to be stated in the Registration Statement or necessary to make the statements in any of them not misleading; or (iii) the Company’s willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations hereunder; provided, however, that the Company shall not be required to indemnify the Distributor or any of its officers, directors or controlling persons for any liability or expenses arising out of or based upon any statements or representations made by the Distributor or its agents other than such statements or representations as are contained in the Registration Statement with respect to Common Stock (other than statements or omissions relating to the Distributor).

     13. The Distributor agrees to indemnify the Company and its officers, directors and controlling persons (within the meaning of the federal securities laws) for any liability and expenses, including reasonable attorneys’ fees, which may be sustained by any of the indemnitees as a result of: (i) any alleged or actual material misrepresentation or omission by the Distributor or its agents; or (ii) the Distributor’s willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations hereunder.

     14. Except as provided in paragraph 13, Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Agreement. Any person, even though also an officer, employee or agent of Distributor, who may be or become an officer, director, employee or agent of the Company shall be deemed, when rendering services to the Company or acting in any business of the Company, to be rendering such services to or acting solely for the Company and not as an officer, partner, employee or agent or one under the control or direction of Distributor even though paid by it.

     15. The Distributor agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and its prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except when so requested by the Company or after prior notification to and approval in writing by Company, which approval shall not be unreasonably withheld and may not be withheld where the Distributor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities.

     16. In accordance with Regulation S-P, the Distributor and its affiliates will not disclose any non-public personal information, as defined in Regulation S-P, received from the Company regarding any shareholder; provided, however, that the Distributor and its affiliates may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to the Distributor and its affiliates, or as may be permitted by law. The Distributor agrees to use reasonable precautions to protect and prevent the unintentional disclosure of such non-public personal information.

     17. The Distributor represents and warrants that it (a) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of all applicable laws and regulations; and (b) will notify the Company promptly if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency, and will promptly remedy any material deficiency of which it learns.

     18. This Agreement may not be amended without the affirmative vote of a majority of the Board, including a majority of the Independent Directors, voting in person at a meeting called for the purpose of voting on such approval. Subject to this condition, this Agreement may be amended at any time by mutual agreement in writing of the parties hereto.

     19. This Agreement shall be construed in accordance with and governed by the laws of the State of Maryland.

     IN WITNESS WHEREOF, this Agreement has been executed for the Distributor and the Company by their duly authorized officers the day and year first above written.

J.J.B. HILLIARD, W.L. LYONS, LLC

By:	/s/ James R. Allen
Name: James R. Allen
Title: Chairman & CEO

HILLIARD-LYONS GOVERNMENT FUND, INC.

By:	/s/ Joseph C. Curry Jr.
Name: Joseph C. Curry Jr.
Title: President